Exhibit 10.17

On February 27, 2009, the Board of Directors of the Registrant approved discretionary grants of non-qualified stock options, vesting one-third on February 27, 2012, one-third on February 27, 2013, and one-third on February 27, 2014, to each of Messrs. Agnone, Alter, DeSoto, Hepburn, Hoffman, Miller, Morello, Newkam, Rose, Ulsh, Weaver, Wiest and Zimmerman and Mss. Piersol and Sears, all of whom are non-employee members of the Board. The grants were in amount of 3,000 per director and were granted with an exercise price of $8.77 per share (the closing price per share of the Registrant’s common stock on grant date). Further, each non-employee member of the Board was granted 1,000 shares of restricted stock, vesting one-third on February 27, 2010, one-third on February 27, 2011, and one-third on February 27, 2012.